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Exhibit 4.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                          POWER EFFICIENCY CORPORATION

    Power Efficiency Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    That the Board of Directors of said corporation, pursuant to Section 242 of the Delaware General Corporation Law, adopted the following resolutions amending the Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation:

    FIRST: RESOLVED, that pursuant to the authority vested in the Board of Directors, the Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation is hereby amended so that, as amended,
Section 1 shall read as follows:

    1. Designation of Series of Preferred Stock. Of the 10,000,000 undesignated shares of the Company's authorized Preferred Stock, (i) 3,366,844 shares shall be designated and known as "Series A-1 Convertible Preferred Stock," par value $0.001 per share (the "Series A-1") and (ii) 6,633,156 shares shall be designated and known as "Series A-2 Convertible Preferred Stock," par value $0.001 per share (the "Series A-2") (collectively the Series A-1 and the
Series A-2 shall be referred to herein as the "Series A Preferred Stock").

    SECOND: RESOLVED, that pursuant to the authority vested in the Board of Directors, the Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation is hereby amended so that, as amended,
Section 5.1 shall read as follows:

    5.1 Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held of record by such holder are convertible immediately prior to the record date for the determination of stockholders entitled to vote (as adjusted from time to time pursuant to Section 6 hereof) at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters on which holders of Common Stock shall have a right to vote.


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    THIRD: RESOLVED, that pursuant to the authority vested in the Board of
           Directors, the Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation is hereby amended so that, as amended, Section 6.4.3 shall read as follows:

    6.4.3 Issue of Options and Convertible Securities Deemed Issuance of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (other than the Revolving Credit Note dated May 8, 2003 issued by the Company to Summit Energy Ventures, LLC) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

    (A) no further adjustment in the applicable Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided that no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Prices to an amount that exceeds the lower of (i) the applicable Conversion Prices on the original adjustment date, or (ii) the Conversion Prices that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.


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    FOURTH: RESOLVED, that pursuant to the authority vested in the Board of
            Directors, the Certificate of Designation of Series A Convertible Preferred Stock of Power Efficiency Corporation is hereby amended so that, as amended, Section 6.4.4 shall read as follows:

    6.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall, after the Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.4.3), without consideration or for a consideration per share less than either of the Conversion Prices (the "New Conversion Price") in effect on the date of, and immediately prior to such issue, then and in such event, the applicable Conversion Prices shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) equal to the New Conversion Price. In the event that any portion of the Revolving Credit Note issued by the Company to Summit Energy Ventures, LLC, dated May 8, 2003, is converted into Series A-1 Preferred Stock, the Series A-1 Conversion Price shall be reduced to a price equal to $0.183. In no case, however, will such conversion cause the Series A-1 Conversion Price to be raised if such Conversion Price was below $0.183 prior to the conversion of the Revolving Credit Note. An adjustment made to the Series A-1 Conversion Price due to the conversion of the Revolving Credit Note does not lock the Series A-1 Conversion Price at $0.183 and such Conversion Price may be reduced below $0.183 as provide elsewhere in this Article 6.

    IN WITNESS WHEREOF, Power Efficiency Corporation has caused this certificate to be signed by Raymond J. Skiptunis, its President and Chief Executive Officer, this 8th day of May 2003.

                                           POWER EFFICIENCY CORPORATION


                                           By:__________________________________


                                           Raymond J. Skiptunis, President & CEO



ACKNOWLEDGED:

By:__________________________________

Timothy Franzen, Secretary


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